UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2023

Nuwellis, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35312	No. 68-0533453
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12988 Valley View Road, Eden Prairie, MN 55344
(Address of Principal Executive Offices) (Zip Code)

(952) 345-4200
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NUWE	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert B. Scott as Chief Financial Officer

Effective September 2, 2023 the (“Effective Date”), Robert B. Scott will be appointed as Chief Financial Officer of Nuwellis, Inc. (the “Company”). Mr. Scott, age 43, currently serves as the Company’s Senior Finance Director. Mr. Scott has held various positions of increasing responsibility with the Company in finance, strategic planning and financial reporting. Mr. Scott joined the Company in 2013. Prior to joining the Company, Mr. Scott served as the Finance Director from 2011 to 2013 at Entrepreneurial Advantage, a digital marketing start-up company, and from 2006 to 2011, Mr. Scott served in various finance roles  at UnitedHealth Group (NYSE:UNH). He is a graduate of the University of Minnesota, Carlson School of Management, where he earned a Bachelor of Science in Finance and Entrepreneurial Studies.

Other than his current employment arrangement with the Company, there are no arrangements or understandings between Mr. Scott and any other person with respect to the appointment described above, and Mr. Scott has no family relationship with any director or executive officer of the Company. Mr. Scott is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

On August 17, 2023, the Company entered into an Offer Letter with Mr. Scott (the “Offer Letter”). The following description of the Offer Letter is not complete and is qualified in its entirety by reference to the Offer Letter filed as Exhibit 10.1 hereto and incorporated herein by reference. Mr. Scott’s employment with the Company is “at will”, meaning either Mr. Scott or the Company are entitled to terminate Mr. Scott’s employment at any time for any reason, with or without cause.

The Offer Letter entitles Mr. Scott to, among other benefits, the following compensation:

•	An annual base salary of $280,000; and

•
A bonus of up to 40% of Mr. Scott’s base salary, for the applicable bonus year (applied on a pro rata basis in 2023), provided that Mr. Scott must be employed in good standing with the Company as of the bonus payment date.

Pursuant to the Offer Letter, Mr. Scott will be granted an option to purchase a number of the shares of common stock equal to one percent (1%) of the common stock outstanding, priced as of the close of business on September 1, 2023, subject to the terms of the 2017 Equity Incentive Plan (the “Plan”). The option award will be evidenced by a stock option grant notice and option agreement substantially in the Company’s form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the Plan, which is attached to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission on March 3, 2023 (“Form 10-K”) as Exhibit 10.18.   One-fourth of such stock options shall vest and become exercisable on the one (1) year anniversary of the Effective Date, and the balance of the stock options shall vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Effective Date.

Also, in connection with Mr. Scott’s appointment as Chief Financial Officer of the Company, Mr. Scott and the Company expect to enter into a Change in Control Agreement (the “Change in Control Agreement”). The following description of the Change in Control Agreement is not complete and is qualified in its entirety by reference to the form of Change in Control Agreement, which is attached to the Company’s Form 10-K as Exhibit 10.25. The Change in Control Agreement provides that, if a Change in Control (as defined in the Change in Control Agreement) occurs while Mr. Scott is actively employed by the Company, all of the unvested shares underlying any stock option or other equity-based awards held by Mr. Scott on the effective date of such Change in Control shall vest and become exercisable immediately prior to the effectiveness of such Change in Control.

The Company and Mr. Scott also previously entered into an Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement dated as of January 20, 2014. Mr. Scott is subject to certain non-solicitation and non-competition requirements. Additionally, in accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Scott, which will require the Company to indemnify him against certain liabilities that may arise as a result of his status or service as an officer. The description of Mr. Scott’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form 10-K as Exhibit 10.24.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Offer Letter by and between Nuwellis, Inc. and Robert B. Scott, effective as of September 2, 2023.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2023	NUWELLIS, INC.

	By:	/s/ Nestor Jaramillo, Jr
	Name:	Nestor Jaramillo, Jr.
	Title:	President and Chief Executive Officer